EXHIBIT 10.1

Retirement Transition Agreement

This Retirement Transition Agreement (this “Agreement”) is made and entered into effective July 12, 2011 (the “Effective Date”), by and between Lakeland Financial Corporation, an Indiana corporation (“Employer”) and Charles D. Smith (“Executive”).

Recitals

A.           Executive is currently serving as Executive Vice President–Commercial of Employer.

B.           Executive has communicated his plans to retire from Employer.

C.           Employer desires to retain Executive as a non-officer employee for a period prior to his retirement to facilitate an effective and orderly transition, and wishes to provide Executive with certain compensation and benefits in return for Executive’s continuing services.

D.           Executive desires to provide such services to Employer as a non-officer employee in return for certain compensation and benefits.

E.           Executive and Employer desire to settle fully and amicably all issues between them, including any issues arising out of Executive’s employment with, or retirement from, Employer.

F.           Executive and Employer intend for this Agreement to be a complete settlement of all rights of Executive relating to Executive’s employment with, or retirement from, Employer.

Agreement

In consideration of the foregoing recitals, which are incorporated herein by this reference, and the covenants and agreements of the parties herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Prior Agreements.  As of the Effective Date, this Agreement shall supersede and replace any and all prior agreements respecting Executive’s employment by, or service to, Employer, whether or not in writing.

Section 2. Transition of Employment.  Effective as of August 31, 2011 (the “Transition Date”), Executive shall cease to be Executive Vice President–Commercial of Employer, provided that Executive shall continue to be employed by Employer as a full-time, non-officer employee following the Transition Date through the Retirement Date.

Section 3. Retirement from Employment.  Effective as of February 5, 2012 (the “Retirement Date”), Executive’s employment with Employer shall terminate in full due to Executive’s retirement.

Section 4. Compensation and Benefits.  Subject to the terms and conditions of this Agreement, Employer shall compensate Executive for Executive’s services under this Agreement as follows:

(a) Base Salary.  From the Effective Date through the Transition Date, Executive shall continue to be compensated at an annual rate of two hundred thirty-one thousand dollars ($231,000) (the “Base Salary”), which shall be payable in accordance with Employer’s normal payroll practices as are in effect from time to time.  Following the Transition Date, Executive shall not be entitled to any further Base Salary payments.

(b) Transition Payments.  For the one (1)-year period following the Transition Date, Executive shall be entitled to transition payments equal to one hundred sixty-one thousand seven hundred dollars ($161,700) in the aggregate, which shall be payable in twelve (12) equal monthly installments beginning in September 2011.

(c) Retirement and Welfare Benefits.  From the Effective Date through the Retirement Date, Executive and his dependents, as the case may be, shall continue to be eligible to participate in all retirement and welfare benefit plans of Employer, subject to the terms and conditions thereof, on the same basis as his and their participation as of the Effective Date.

(d) Paid Time Off.  From the Effective Date through the Retirement Date, Executive shall continue to be entitled to accrue paid time off pursuant to Employer policy as may be in effect from time to time, at the same rate as in effect as of the Effective Date.

(e) Perquisites.  From the Effective Date through the Transition Date, Executive shall continue to be entitled to payments in connection with his cell phone and country club membership, at the same rate as in effect as of the Effective Date.  Following the Transition Date, Executive shall not be entitled to any further such payments.

(f) 2009 EIBP and 2007-2009 LTIP.  Within five (5) days following February 5, 2012, the six thousand one hundred sixty-one (6,161) restricted stock units issued to Executive on February 5, 2010, in settlement of (i) the bonus earned by Executive under Employer’s Executive Incentive Bonus Plan (the “EIBP”) for the 2009 plan year and (ii) the bonus earned by Executive under the Lakeland Financial Corporation Amended and Restated Long Term Incentive Plan (the “LTIP”) for the 2007-2009 performance period, shall be settled in Stock, subject to the retention of shares by the Company for the minimum required tax withholding, as may be applicable.

(g) 2011 EIBP.  Within five (5) days following February 5, 2012, Executive shall be entitled to a lump sum cash payment, in settlement of Executive’s bonus under the EIBP for the 2011 plan year, based upon the actual performance of the Company for 2011.

(h) 2009-2011 LTIP.  Within five (5) days following February 5, 2012, Executive shall be entitled to four thousand (4,000) shares of Stock, subject to the retention of shares by the Company for the minimum required tax withholding, as may be applicable, in full settlement of Executive’s bonus under the LTIP for the 2009-2011 performance period.

(i) 2010-2012 LTIP.  On March 15, 2013, Executive shall be entitled to  two thousand seven hundred ninety-eight (2,798) shares of Stock, subject to the retention of shares by the Company for the minimum required tax withholding, as may be applicable, in full settlement of Executive’s bonus under the LTIP for the 2010-2012 performance period.

(j) 2011-2013 LTIP.  On March 15, 2014, Executive shall be entitled to one thousand four hundred sixty-five (1,465) shares of Stock, subject to the retention of shares by the Company for the minimum required tax withholding, as may be applicable, in full settlement of Executive’s bonus under the LTIP for the 2011-2013 performance period.

(k) Stock Options.  Executive’s two thousand eight hundred (2,800) stock options granted December 11, 2001 (which expire no later than December 11, 2011) and ten thousand (10,000) stock options granted December 9, 2003 (which expire no later than December 9, 2013) shall continue to be subject to the terms and conditions of the plan under which they were granted.

(l) Pension Plan.  Executive’s rights, benefits and obligations under the Lakeland Financial Corporation Pension Plan shall continue to be subject to the terms and conditions of such plan.

(m) Nonqualified Deferred Compensation.  Executive’s rights, benefits and obligations under the Lake City Bank Deferred Compensation Plan shall continue to be subject to the terms and conditions of such plan.

(n) Withholding.  Employer shall withhold any taxes that are required to be withheld from the compensation and benefits provided under this Agreement.  Executive acknowledges that Employer’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authorities and to satisfy all applicable reporting requirements.

(o) Termination of Benefits.  Except as provided explicitly in this Section 4, Executive’s participation in all compensation and employee benefit plans, programs, policies, agreements and arrangements of Employer shall cease as of the Retirement Date.  However, nothing contained herein shall limit or otherwise impair Executive’s right to receive pension or similar benefit payments that are vested as of the Retirement Date under any applicable tax-qualified pension or other tax-qualified or non-qualified benefit plans, pursuant to the terms and conditions of the applicable plan.

(p) Full Settlement.  Except as provided explicitly in this Section 4 or as may be required by law, Executive shall have no further rights to any compensation or employee benefits from Employer, and Employer shall have no further obligation to provide Executive any compensation or employee benefits, including under the EIBP, the LTIP or any other employee benefit or executive compensation plan, program, policy, agreement or arrangement.

(q) Stock.  For purposes of this Agreement, “Stock” means the common stock of Employer, no par value per share.

Section 5. Release of Claims and Waiver of Rights.  In consideration of the promises made in this Agreement, Executive, on Executive’s own behalf and that of Executive’s heirs, executors, attorneys, administrators, successors and assigns, fully releases and discharges Employer, its predecessors, successors, subsidiaries, affiliates and assigns, and its and their directors, officers, trustees, employees, and agents whether in their individual or official capacities and the current and former trustees or administrators of any retirement or other benefit plan applicable to the employees or former employees of Employer, in their official and individual capacities (the “Releasees”) from any and all liability, claims and demands Executive now has, may have had or may ever have, whether currently known or unknown, including claims, demands and actions, including any and all claims arising from or relating to Executive’s employment or termination of employment, any and all claims relating to wages, bonuses, other compensation, or benefits, and any and all claims relating to any employment contract, any employment discrimination law, including the United States Constitution or the constitution of any state; the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Employee Retirement Income Security Act of 1974; the Age Discrimination in Employment Act (the “ADEA”); Executive Order 11246; and any other federal, state or local statute, ordinance or regulation with respect to employment, and in addition thereto, from any other claims, demands or actions with respect to Executive’s employment with Employer or other association with Employer through the Release Date, including the termination of Executive’s employment with Employer, any right of payment for disability or any other statutory or contractual right of payment or any claim for relief on the basis of any alleged tort or breach of contract under the common law of the State of Indiana or any other state, including defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel and negligence.  Executive acknowledges and agrees, without limiting the generality of the above release, (i) not to file any claim or lawsuit seeking damages or asserting any claims that are lawfully released in this paragraph, (ii) that Executive hereby irrevocably and unconditionally waives any and all rights to recover damages concerning the claims that are lawfully released in this Section 5, (iii) that Executive has not previously filed or joined in any such claims against the Releasees and (iv) that Executive understands and agrees that this release of claims is a GENERAL RELEASE.

Section 6. Exclusions from General Release.  Excluded from the release of claims and waiver of rights above are any claims or rights that cannot be waived by law; also excluded is Executive’s right to file a charge with an administrative agency or participate in any agency investigation.  Executive is, however, waiving the right to recover any money in connection with such a charge or investigation.  Executive is also waiving the right to recover any money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal or state agency.

Section 7. Covenant Not to Sue.

(a) A “covenant not to sue” is a legal term that means Executive promises not to file a lawsuit in court.  It is different from the release of claims and waiver of rights contained in Section 5.  Besides releasing and waiving the claims covered by Section 5, Executive shall never sue the Releasees in any forum for any reason covered by the release and waiver language in Section 5.  Notwithstanding such covenant not to sue, Executive may bring a claim against Employer to enforce this Agreement, to challenge the validity of this Agreement under the ADEA or for any claim that arises after Executive’s final execution of this Agreement.  If Executive sues any of the Releasees in violation of this Agreement, Executive shall be liable to them for their reasonable attorneys’ fees and other litigation costs incurred in defending against Executive’s suit.  In addition, if Executive sues any of the Releasees in violation of this Agreement, Employer can require Executive to return all but one hundred dollars ($100) of the money and other benefits paid to Executive pursuant to this Agreement, which the parties hereto agree is, by itself, adequate consideration for the promises and covenants in this Agreement.  In that event, Employer shall be excused from making any further payments or continuing any other benefits otherwise owed to Executive under this Agreement.

(b) If Executive has previously filed any lawsuit against any of the Releasees, Executive shall immediately take all necessary steps and execute any and all necessary documents to withdraw or dismiss such lawsuit to the extent Executive’s agreement to withdraw, dismiss, or not file a lawsuit would not be a violation of any applicable law or regulation.

Section 8. Non-Disclosure.

(a) “Confidential Information” includes all confidential information of Employer, its affiliates and its and their customers, including costs, expenses, margins and budgets; information and materials used in marketing or presenting Employer’s business, including style, format and content; customer and potential customer lists and information pertaining to customer goals and strategies; prices and terms offered or paid for products and services; information and materials related to determining whether products and services should be offered or sold to a customer; supplier and contractor lists, contracts, prices, specifications and other information; techniques, procedures, processes, formulas, equipment, methods, technical data, know-how and compilations of Employer’s business; business proposals and plans and financial and operational information and strategies; Employer’s and any affiliates’ financial and capital structure, creditors, debtors and financial data; any material or information of whatever nature that provides Employer, its affiliates’ or its customers an opportunity to gain an advantage over competitors; and any and all other trade secrets or proprietary and confidential information or materials of Employer, any affiliate or any customer or potential customer.

(b) Executive shall not use or disclose Confidential Information to any person or entity for any reason or purpose whatsoever during his employment with Employer, or at any time after the Retirement Date.  Executive shall immediately notify an officer of Employer of any information that becomes known to Executive that indicates that an unauthorized disclosure or use of Confidential Information may have occurred or is likely to occur.  Executive shall not publish or submit for publication any material based upon any business or proprietary research of Employer, Confidential Information or other customer or potential customer information or materials.  It is expressly understood, however, that the obligations of this paragraph shall only apply for as long as and to the extent that the aforesaid Confidential Information has not become generally known to or available for use by the public other than as a result of Executive’s act or omission or a breach by another person of a legal duty or obligation.

(c) Executive acknowledges that Employer and its affiliates have expended time, effort and money to obtain and develop the Confidential Information, and that the Confidential Information constitutes special, valuable and unique assets of Employer, without regard to whether or not any of the Confidential Information is embodied in tangible or intangible form.

Section 9. Non-Competition and Non-Solicitation.

(a) As an essential ingredient of and in consideration of this Agreement, prior to the Retirement Date and for a period of twenty-four (24) months immediately following the Retirement Date (the “Restricted Period”), Executive shall not, directly or indirectly, do any of the following:

(i) Engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation or control of, be employed by, associated with, or in any manner connected with, serve as a director, officer or consultant to, lend Executive’s name or any similar name to, lend credit to, or render services or advice to, any person, firm, partnership, corporation or trust that owns, operates or is in the process of forming, a bank holding company, commercial bank or similar entity (a “Competitor”) with an office located, or to be located at an address identified in a filing with any regulatory authority, within a seventy-five (75)-mile radius of any Employer or affiliate office or other business location as of the Retirement Date (the “Restricted Area”); provided, however, that the ownership by Executive of shares of the capital stock of any Competitor whose shares are listed on a securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System and that do not represent more than five percent (5%) of the entity’s outstanding capital stock, shall not violate any terms of this Agreement;

(ii) Either for Executive, or any Competitor: (A) induce or attempt to induce any employee of Employer to leave the employ of Employer; (B) in any way interfere with the relationship between Employer and any employee of Employer; or (C) induce or attempt to induce any current customer, supplier, licensee, or business relation of Employer to cease doing business with Employer or in any way interfere with the relationship between Employer and its respective customers, suppliers, licensees or business relations;

(iii) Solicit or induce, or attempt to solicit or induce (which prohibition shall include anyone employing Executive or so acting or attempting to act on behalf of or for the benefit of Executive) any client or investor of Employer for any service or product rendered, performed or offered by Employer; or

(iv) Serve as the agent, broker or representative of, or otherwise assist, any person or entity in obtaining services or products from any Competitor within the Restricted Area, with respect to the products, activities or services that compete in whole or in part with the products, activities or services of Employer.

(b) In the event that Executive is found to have breached any provision set forth in this Section 9, the Restricted Period shall be deemed tolled for so long as Executive was in violation of that provision.

Section 10. Reasonable Restrictions.  Executive acknowledges that the restrictions placed upon Executive by this Agreement are reasonable and necessary.  Executive acknowledges that he will be able to earn a livelihood without violating such restrictions.

Section 11. Remedies.  Executive recognizes that the remedy at law for violation of this Agreement will be inadequate and that in any event such damages will be substantial but not readily ascertainable and that Employer will suffer continuing and irreparable injury to its business as a direct result of such violation.  Executive agrees that if Executive should breach or fail to perform any term, condition or duty contained in this Agreement, Employer shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction either in law or in equity to obtain the specific performance thereof by Executive or to enjoin Executive from violating the provisions hereof.  Pending the outcome of any such litigation, Employer shall be entitled to obtain temporary, preliminary, and permanent injunctive or other relief, without bond.  Employer shall be entitled to recover from Executive all reasonable attorneys’ fees, court costs and related expenses incurred in enforcing this Agreement.

Section 12. Representations by Executive.  Executive warrants that Executive is legally competent to execute this Agreement and that Executive has not relied on any statements or explanations made by Employer or its attorney.  Executive agrees that he shall re-execute this Agreement as of the Retirement Date, and that Employer’s obligations under this Agreement shall be terminated unless Executive re-executes this Agreement as of the Retirement Date, provided that Executive’s failure to re-execute this Agreement as of the Retirement Date shall not revoke Executive’s initial execution of this Agreement or relieve Executive of any duties under this Agreement.  Executive hereby acknowledges that Executive has been afforded the opportunity to be advised by legal counsel regarding the terms of this Agreement, including the release of all claims and waiver of rights set forth in Section 5.  Executive acknowledges that Executive has been offered at least twenty-one (21) days to consider this Agreement.  After being so advised, and without coercion of any kind, Executive freely, knowingly, and voluntarily enters into this Agreement.  Executive further acknowledges that Executive may revoke this Agreement within seven (7) days after Executive has signed this Agreement and further understands that this Agreement shall not become effective or enforceable until (i) seven (7) days after Executive has signed this Agreement as evidenced by the date set forth below Executive’s signature and (ii) this Agreement has been duly executed by the required parties (the “Release Date”).  Any revocation must be in writing and directed to Employer, Attention: General Counsel.  If sent by mail, any revocation must be postmarked within the seven (7)-day period and sent by certified mail, return receipt requested.

Section 13. Non-Disparagement.  Executive shall not, at any time following the signing of this Agreement, engage in any disparagement or vilification of the Releasees, and shall refrain from making any false, negative, critical or otherwise disparaging statements, implied or expressed, concerning the Releasees, including the management style, methods of doing business, the quality of products and services, role in the community, treatment of employees or the circumstances and events regarding Executive’s termination of employment.  Executive shall do nothing that would damage the Releasees’ business reputation or good will.

Section 14. Employer Property.

(a) Executive shall return to Employer all information, property, and supplies belonging to Employer and/or its affiliates, including any company autos, keys (for equipment or facilities), laptop computers and related equipment, security cards, corporate credit cards, and the originals and all copies of all files, materials, or documents (whether in tangible or electronic form) containing Confidential Information or relating to Employer’s or its affiliates’ business.

(b) Executive shall not, at any time on or after the Retirement Date, directly or indirectly use, access or in any way alter or modify any of the databases, e-mail systems, software, computer systems or hardware or other electronic, computerized or technological systems of Employer.  Executive acknowledges that any such conduct by Executive would be illegal and would subject Executive to legal action by Employer, including claims for damages and/or appropriate injunctive relief.

Section 15. Future Cooperation.  In connection with any and all claims, disputes, negotiations, governmental or internal investigations, lawsuits or administrative proceedings (the “Legal Matters”) involving Employer, or any of its current or former officers, employees or board members (collectively, the “Disputing Parties” or, individually, a “Disputing Party”), Executive agrees to make himself reasonably available, upon reasonable notice from Employer and without the necessity of a subpoena, to provide information or documents, provide declarations or statements regarding a Disputing Party, meet with attorneys or other representatives of a Disputing Party, prepare for and give depositions or testimony, and otherwise cooperate in the investigation, defense or prosecution of any or all such Legal Matters, as may, in the good faith and judgment of Employer, be reasonably requested.  Employer shall consult with Executive and make reasonable efforts to schedule such assistance so as not to materially disrupt Executive’s business and personal affairs.  Employer shall reimburse all reasonable expenses incurred by Executive in connection with such assistance, including travel, meals, rental car, and hotel expenses, if any; provided such expenses are approved in advance by Employer and are documented in a manner consistent with expense reporting policies of Employer as may be in effect from time to time.

Section 16. No Admissions.  Employer denies that it or any of its employees or agents has taken any improper action against Executive.  This Agreement shall not be admissible in any proceeding as evidence of improper action by Employer or any of its employees or agents.

Section 17. Confidentiality.  Executive and Employer shall keep the existence and the terms of this Agreement confidential, except for Executive’s immediate family members or his legal or tax advisors in connection with services related hereto and except as may be required by law or in connection with the preparation of tax returns.

Section 18. Non-Waiver.  Employer’s waiver of a breach of this Agreement by Executive shall not be construed or operate as a waiver of any subsequent breach by Executive of the same or of any other provision of this Agreement.

Section 19. Choice of Law; Forum; Attorneys’ Fees.  This Agreement is executed pursuant to and shall be governed by the substantive laws of the State of Indiana without regard to choice-of-law principles.  Any action, dispute or litigation arising out of or relating to this Agreement shall be filed only in the federal or state courts of the State of Indiana.  Except as otherwise set forth herein, the prevailing party in any litigation shall be entitled to recover such parties’ reasonable costs and attorneys’ fees from the other party.

Section 20. Entire Agreement.  This Agreement sets forth the entire agreement of the parties hereto, and shall be final and binding as to all claims that have been or could have been advanced on behalf of Executive or Employer pursuant to any claim arising out of or related in any way to Executive’s employment with Employer or the termination of that employment.

Section 21. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same Agreement.  Facsimile transmission of any executed original document shall be deemed to be the same as the delivery of the executed original.

Section 22. Successors.  This Agreement shall be binding upon and inure to the benefit of Executive and Executive’s heirs and personal representatives and Employer and its successors, representatives and assigns.

Section 23. Modification.  This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

Section 24. Enforcement.  The provisions of this Agreement shall be regarded as divisible and separable and if any provision should be declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not be affected thereby.  Furthermore, if the scope of any restriction or requirement contained in this Agreement is too broad to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and Executive hereby consents and agrees that any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement.  In addition, Executive agrees and stipulates that breach by Executive of restrictions and requirements under this Agreement will cause irreparable damage to the Releasees in the case of Executive’s breach and Employer would not have entered into this Agreement without Executive binding Executive to these restrictions and requirements.  In the event of Executive’s breach of this Agreement, in addition to any other remedies Employer has and without bond and without prejudice to any other rights and remedies that Employer may have for Executive’s breach of this Agreement, Employer shall be relieved of any obligation to provide compensation or benefits pursuant to this Agreement and shall be entitled to an injunction to prevent or restrain any such violation by Executive and any and all persons directly or indirectly acting for or with Executive.

Section 25. Construction.  In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (a) actions permitted under this Agreement may be taken at any time and from time to time in the actor’s reasonable discretion; (b) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time; (c) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”; (d) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (e) indications of time of day shall be based upon the time applicable to the location of the principal headquarters of Employer; (f) “including” means “including, but not limited to”; (g) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified; (g) all words used will be construed to be of such gender or number as the circumstances and context require; (h) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (i) any reference to a document or set of documents, and the rights and obligations of the parties under any such documents, shall mean such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof.

Section 26. Agreement Negotiated.  The subject matter and language of this Agreement have been the subject of negotiations between the parties hereto.  Accordingly, this Agreement shall not be construed against either party hereto on the basis that this Agreement was drafted by such party or its counsel.

[Signature page follows]

In Witness Whereof, this Agreement has been duly executed as of the dates set forth below.

EFFECTIVE DATE EXECUTION
(section to be executed as of the Effective Date set forth in the first paragraph of this Agreement)

Charles D. Smith                                                                                     Lakeland Financial Corporation

______________________                                                                     _____________________________

Date:__________________                                                             By:  _____________________________

Title: _____________________________

Date: _____________________________

*           *           *           *           *

RETIREMENT DATE EXECUTION
(section to be executed as of the Retirement Date set forth in this Agreement)

Charles D. Smith                                                                                     Lakeland Financial Corporation

_______________________                                                                  _______________________________

Date: ___________________                                                          By: ________________________________

Title: _______________________________

Date: _______________________________